Exhibit (14)(c)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

PennantPark Floating Rate Capital Ltd. and Subsidiary

We consent to the use of our audit report dated November 14, 2013 with respect to the consolidated financial statements of PennantPark Floating Rate Capital Ltd. and its subsidiary (the “Company”) as of September 30, 2013, and for each of the years in the two-year period ended September 30, 2013, included in the Registration Statement on Form N-14, and to the reference to our firm under the heading “Experts” in such registration statement.

/s/KPMG LLP

New York, New York

May 18, 2015